Exhibit 10.3
AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This amendment (this “Amendment”) is effective as of the 24th day of November, 2010, and is made by and between Yadkin Valley Bank & Trust Company, a North Carolina banking corporation (the “Bank”), and Joseph H. Towell, an individual resident of North Carolina (the “Officer”).
     WHEREAS, the Officer and the Bank entered into an employment agreement, dated May 20, 2008, whereby the Officer agreed to serve as an Executive Vice President of the Bank, and the Officer and the Bank entered into an amended and restated employment agreement, effective March 19, 2009, whereby the Officer agreed to accept a transfer of duties and to serve as the Executive Vice President and Chief Administrative Officer/Chief Credit Officer for both the Bank and Yadkin Valley Financial Corporation, a North Carolina corporation and bank holding company for the Bank (the agreements are collectively referred to hereinafter as the “Agreement”);
     WHEREAS, on August 25, 2010 the Officer agreed to accept a transfer of duties and to serve as the President and Chief Operating Officer for the Bank;
     WHEREAS, the parties desire to revise the Agreement to provide the Officer with family medical coverage such as provided for other senior executive officers of the Bank;
     WHEREAS, the parties desire to amend the Agreement provide the Officer with an automobile allowance; and
     WHEREAS, the parties further desire to extend the term of the Agreement from 12 to 36 months.
     NOW, THEREFORE, the Bank and the Officer do hereby agree as follows:
1.	Paragraph 1 of this Agreement is hereby deleted in its entirety and replaced with the following:

1. Employment. The Bank agrees to continue to employ the Officer and the Officer agrees to continue to accept employment upon the terms and conditions stated herein as the President and Chief Operating Officer of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank, including being active in at least one civic organization in Iredell County, and perform such other duties as shall, from time to time, be reasonably assigned by the Chief Executive Officer. Upon the request of the Chief Executive Officer of the Bank, the Officer shall disclose all business activities or commercial pursuits in which Officer is engage, other than Bank duties.

2.	Paragraph 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a) The Bank shall provide family medical and dental coverage for the Officer and the Officer shall also be entitled to participate in any plan relating to health insurance, deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, disability coverage, education, or other retirement or employee benefits that the Bank has adopted, or may adopt from time to time, for the benefit of its employees generally, subject to the eligibility rules of such plans. Any options or similar awards shall be issued to the Officer at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

3.	The following provision is hereby added to the Agreement as Paragraph 4(c):

(c) The Bank shall provide the Officer with the use of a late model automobile suitable to the status of the Officer of a type and for lease terms to be approved the Compensation Committee of the Bank. The Bank shall pay for all reasonable expenses, including, but not limited to, insurance coverage and gasoline, by the Officer in connection with the operation and maintenance of such automobile. Replacement of the automobile shall be made only with the approval of the Directors and in accordance with the policies of the Bank in effect from time to time relating to the replacement of automobiles. Alternatively, at the Bank’s sole discretion, the Bank shall pay the Officer an automobile allowance sufficient to provide the Officer with a late model automobile suitable to the status of the Officer and to reimburse him for all reasonable expenses, including insurance coverage and gasoline, by the Officer in connection with the operation and maintenance of such automobile, which shall be paid in cash no less frequently than monthly.

4.	Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5. Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term hereof shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Employer or the Officer is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended; provided that the Directors shall review the Officer’s performance annually and make a specific determination based on such reviews whether to renew this Agreement prior to the 90 days’ notice.

5.	All other terms and conditions of the Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.
(Signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

ATTEST:		YADKIN VALLEY BANK & TRUST COMPANY

By:	/s/ Patricia H. Wooten	By:	/s/ William A. Long

Name: Patricia H. Wooten		Name: William A. Long
Title: Chief Executive Officer

OFFICER

/s/ Joseph H. Towell

Joseph H. Towell